Exhibit 99.1

SofTech Announces Q3 Fiscal Year 2013 Operating Results

LOWELL, Mass. – April 16, 2013 – SofTech, Inc. (OTCQB: SOFT), a proven provider of Product Lifecycle Management (PLM) solutions today announced its third quarter fiscal 2013 operating results. Revenue for the three months ended February 28, 2013 was $1.459 million, a decrease of 12.1% from the same period in the prior fiscal year. The net loss was $(14,000) or $(.01) per share for the three months ended February 28, 2013, as compared to net income of $137,000 or $.14 for the same period in the prior fiscal year.

Revenue for the nine months ended February 28, 2013 was $4.8 million, a decrease of 2.6% from the same period in the prior fiscal year. Net income increased 9% to $411,000 or $.41 per share for the nine months ended February 28, 2013, from net income of $377,000 or $.38 for the same period in the prior fiscal year.

During the current quarter, the Company reduced its outstanding debt by $495,000 bringing its total debt to $1.645 million, its lowest quarter ending outstanding debt position since August 31, 1997. Since the March 2011 Recapitalization Transaction the Company has paid down its debt by $1.255 million.

“Last quarter we had our best revenue quarter since the Recapitalization Transaction,” said Joe Mullaney, SofTech’s CEO. “This quarter we experienced our weakest revenue quarter as some license revenue orders we were expecting did not close. Despite the revenue weakness in the current quarter we still generated nearly $200K of EBITDA and more than $300K of cash from operating activities. In addition to strengthening our balance sheet, our consulting revenue increased 45% in the current quarter compared to the same period in fiscal 2012. While disappointed with the product revenue, the pipeline is sufficient to get back on track in the next several quarters,” he added.

“Although the debt outstanding at the end of the quarter is less than at any point in more than 15 years, it is due in full on February 28, 2014 and has therefore been classified as a current liability. We are actively engaged in refinancing activities and based, on those efforts, we are comfortable that we can meet our liquidity needs over the course of the next year,” Mullaney stated.

FINANCIAL STATEMENTS

The Statements of Operations for the three and nine month periods ended February 28, 2013 compared to the same periods in the prior fiscal year are presented below. A reconciliation of Net income(loss) to EBITDA, a non-GAAP financial measure, is also provided.

Statements of Operations

(in thousands, except % and per share data)

	For the three months ended
	Feb. 28,	Feb. 29,	Change
	2013	2012	$	%
Product revenue	$ 244	$ 530	$ (286)	-54.0%
Service revenue	1,215	1,130	85	7.5%
Royalties on sale of patents	-	-	-	-
Total revenue	1,459	1,660	(201)	-12.1%

Cost of sales	331	380	(49)	-12.9%
Gross margin	1,128	1,280	(152)	-11.9%
Gross margin %	77.3%	77.1%

R&D	231	238	(7)	-2.9%
SG&A	848	830	18	2.2%

Operating income	49	212	(163)	-76.9%
Interest expense	63	74	(11)	-14.9%
Other (income) expense	-	1	(1)	-100.0%
Income(loss) from operations before income taxes	(14)	137	(151)	-110.2%
Provision for income taxes	-	-	-	-
Net income(loss)	(14)	137	(151)	-110.2%

Weighted average shares outstanding	1,039	995	44	4.4%
Basic and diluted net income per share:	$ (0.01)	$ 0.14	$ (0.15)	-107.1%

Reconciliation of Net income to EBITDA:

Net income(loss)	$ (14)	$ 137	$ (151)	-110.2%
Plus interest expense	63	74	(11)	-14.9%
Plus tax expense	-	-	-	-
Plus depreciation and amortization	63	36	27	75.0%
Plus non-recurring professional fees	71	-	71	-
EBITDA	$ 183	$ 247	$ (64)	-25.9%

Statements of Operations

(in thousands, except % and per share data)

	For the nine months
	Feb. 28,	Feb. 29,	Change
	2013	2012	$	%
Product revenue	$ 936	$ 1,166	$ (230)	-19.7%
Service revenue	3,574	3,763	(189)	-5.0%
Royalties on sale of patents	290	-	290	-
Total revenue	4,800	4,929	(129)	-2.6%

Cost of sales	1,012	1,080	(68)	-6.3%
Gross margin	3,788	3,849	(61)	-1.6%
Gross margin %	78.9%	78.1%

R&D	799	958	(159)	-16.6%
SG&A	2,391	2,257	134	5.9%

Operating income	598	634	(36)	-5.7%
Interest expense	198	250	(52)	-20.8%
Other (income) expense	(11)	7	(18)	-257.1%
Income from operations before income taxes	411	377	34	9.0%
Provision for income taxes	-	-	-	-
Net income	411	377	34	9.0%

Weighted average shares outstanding	1,010	995	15	1.5%
Basic and diluted net income per share:	$ 0.41	$ 0.38	$ 0.03	7.9%

Reconciliation of Net income to EBITDA

Net income	$ 411	$ 377	34	9.0%
Plus interest expense	198	250	(52)	-20.8%
Plus tax expense	-	-	-	-
Plus depreciation and amortization	167	112	55	49.1%
Plus non-cash foreign exchange gain	(11)	0	(11)	-
Plus non-recurring professional fees	71	12	59	491.7%
EBITDA	$ 836	$ 751	85	11.3%

The Balance Sheets as of February 28, 2013 and our fiscal year end May 31, 2012 are presented below.

Balance Sheets

(in thousands)

	As of
	Feb. 28,	May 31,
	2013	2012
Cash	$ 2	$ 595
Accounts receivable	1,177	757
Other current assets	531	308
Total current assets	1,710	1,660

Property and equipment, net	70	42
Goodwill	4,250	4,246
Other non-current assets	682	600
Total assets	$ 6,712	$ 6,548

Accounts payable	$ 191	$ 266
Accrued expenses	484	333
Deferred maintenance revenue	2,007	2,194
Current portion of long term debt	1,645	720
Other current liabilities	321	75
Total current liabilities	4,648	3,588

Other non-current liabilities	52	51
Long term debt	-	1,480
Total liabilities	4,700	5,119

Redeemable common stock	275	-

Stockholders' equity	1,737	1,429
Total liabilities, redeemable common stock
and stockholders' equity	$ 6,712	$ 6,548

About SofTech

SofTech, Inc. (OTCQB: SOFT) is a proven provider of product lifecycle management (PLM) solutions, including its ProductCenter® PLM solution and its computer-aided design product CADRA®.

SofTech’s solutions accelerate productivity and profitability by fostering innovation, extended enterprise collaboration, product quality improvements, and compressed time-to-market cycles. SofTech excels in its sensible approach to delivering enterprise PLM solutions, with comprehensive out-of-the-box capabilities, to meet the needs of manufacturers of all sizes quickly and cost-effectively.

Over 100,000 users benefit from SofTech software solutions, including General Electric Company, Goodrich, Honeywell, AgustaWestland, Sikorsky Aircraft and the U.S. Army. Headquartered in Lowell, Massachusetts, SofTech (www.softech.com) has locations and distribution partners in North America, Europe, and Asia.

SofTech, CADRA and ProductCenter are registered trademarks of SofTech, Inc. All other products or company references are the property of their respective holders.

Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our outlook for fiscal year 2013 and beyond. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements.  These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results. Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, how successful the buyer of our patents will be in its efforts to monetize them and our ability to: (1) generate sufficient cash flow from our operations or other sources to fund our working capital needs and growth initiatives; (2) maintain good relationships with our lender; (3) comply with the covenant requirements of the loan agreement; (4) successfully introduce and attain market acceptance of any new products and/or enhancements of existing products; (5) attract and retain qualified personnel; (6) prevent obsolescence of our technologies; (7) maintain agreements with our critical software vendors; (8) secure renewals of existing software maintenance contracts, as well as contracts with new maintenance customers; and (9) secure new business, both from existing and new customers, among others.

These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under “Risk Factors” in the Company’s Form S-1 Registration Statement (No. 333-174818) and the Company’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2013.  The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures. Specifically, the Company has presented EBITDA, which is defined as Net income plus interest expense, tax expense, non-cash expenses such as depreciation, amortization, non cash loss (gain) and stock based compensation expense, non-recurring professional fees. The Company believes that the inclusion of EBITDA helps investors gain a meaningful understanding of the Company’s core operating results comparing such performance with prior periods, without the distortion of non-operating expenses and non-cash expenditures. Management uses EBITDA, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. EBITDA is also the most important measure of performance in measuring compliance with the Company’s debt facilities. EBITDA is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of EBITDA to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release.

CONTACT:

Joseph P. Mullaney

President & Chief Executive Officer

SofTech, Inc.

(978) 513-2700